UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 7, 2011 (March 2, 2011)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1625 Broadway, Suite 780, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In connection with the Acquisitions (as defined in Item 8.01), Triangle Petroleum Corporation (the “Company”) announced that it plans to offer 16.5 million shares of the common stock, par value $0.00001 per share, of the Company (the “Common Stock”) in an underwritten public offering pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission of Form S-3 (File No. 333-171958). The Company intends to grant the underwriters an option to purchase an additional 2,475,000 shares of Common Stock to cover over-allotments. This summary does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Company is furnishing a press release containing such information as Exhibit 99.1 to, and incorporated by reference in, this Current Report.

The information in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01.	Other Events.

On March 2, 2011, the Company entered into an agreement with EOG Resources, Inc., a Delaware company (“EOG”), to acquire certain assets of EOG (the “EOG Acquisition”). The assets consist of approximately 7,700 undeveloped net acres in McKenzie County, North Dakota. The aggregate consideration is approximately $34.1 million in cash, subject to customary purchase price adjustments. Based on the Company’s initial due diligence, however, the Company believes that it will only acquire approximately 6,500 net acres, as 1,200 net acres of the original 7,700 net acres are being conveyed in the form of a top lease that the Company does not currently believe will vest due to an existing well producing on the underlying leases in question, which are held by another operator. In the event the top lease does not vest, the purchase price could be adjusted downward to approximately $28.6 million. The closing, which is subject to customary conditions, is scheduled to occur on March 14, 2011.

On March 4, 2011, the Company entered into an agreement (the “Slawson Agreement”) with Slawson Exploration Inc., a privately held Kansas corporation (“Slawson”), to acquire certain assets of Slawson (the “Slawson Acquisition” and together with the EOG Acquisition, the “Acquisitions”). The assets include certain oil and natural gas leases located in Williams County, North Dakota, comprised of approximately 6,716 undeveloped net acres. The aggregate consideration, subject to customary purchase price adjustments, is comprised of approximately $14.5 million in cash and approximately one million shares of the Company’s common stock. The Company is currently the minority working interest owner and Slawson is the majority working interest owner on approximately 1,600 of these net acres in Williams County, North Dakota. Those net acres are subject to the Company’s previously disclosed Slawson participation agreement. As a result of the Slawson Acquisition, the Company will assume operations on that acreage. The closing, which is subject to customary conditions, is scheduled to occur on April 1, 2011.

The Company is filing a press release containing such information as Exhibits 99.2 to, and incorporated by reference in, this Current Report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press release, dated March 4, 2011, relating to the Offering.
99.2**	Press release, dated March 4, 2011, relating to the Acquisitions.

*	Furnished herewith.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2011	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

99.1*	Press release, dated March 4, 2011, relating to the Offering.

99.2**	Press release, dated March 4, 2011, relating to the Acquisitions.

*	Furnished herewith.
**	Filed herewith.